EXHIBIT 99.2
             OVORKHANGAI AIMAG PROPERTY - SUMMARY DESCRIPTION REPORT



STATEMENT OF QUALIFICATON

I, Derrick Strickland, of 5-236 West 12th Ave., Vancouver, B.C., do hereby certify that:

         1. I am a graduate of Concordia University and hold a B.Sc. degree in Geology (1933).

         2. I have been employed in the mineral exploration industry since 1986 in British Columbia, Alberta, Northwest Territories, Manitoba, Ontario, Quebec, and New Brunswick, United States, Mongolia, and have practiced my profession since graduation.

         3. The observation, conclusions, and recommendations within this report are based on geological work conducted on the property. Some of the observation in this report are those of others, based on their work on the property.

         4. I am a consulting geologist, and a registered member in good standing with the Association of Professional Engineers and Geoscientists of British Columbia.

         5. I authorize the use of this report in, or in conjunction with, any prospectus or statement of fact.


Dated at Vancouver, British Columbia, this 29th of November, 2003

/s/ Derrick Strickland
Derrick Strickland, P.Geo, B.Sc., MBA

                               SUMMARY DESCRIPTION

                                     OF THE

                              OVORKHANGAI PROPERTY

                           OVORKHANGAI AIMAG, MONGOLIA


                             46? 00' to 46? 20' Lat.
                             102? to 102? 28' Long.


                                      For:

                         Ton Fei Fred Tham & Associates

                              Ovorkhangai Property

                           Ovorkhangai Aimag, Mongolia



The newly acquired mineral property is located in the Ovorkhangai Aimag of Mongolia, between 46? 00' to 46? 20' North and 102? to 102? 28' East. The property is located immediately west of the town of Arvajheer.

Investigations were carried out at the Geological Information Centre in Ulaanbaatar to obtain information pertaining to the geology and mineral potential of the property.

The majority of the property, mainly the western and central portion (approximately 60%), is underlain by Permian age intrusive rocks (diorite, granodiorite, granite). The remainder of the property (approximately 40%), mainly the eastern and southeast portion is underlain by marine continental and continental sedimentary rocks. The southeast portion is mainly Upper Devonian to Lower Carboniferous marine rocks consisting of variable cherty schist, jasper, carboniferous - carbon argillaceous schist, argillite and sandstone. North and northeasterly portions of the property contain younger marine continental sediments (Lower Permian, Lower-Middle Jurassic).

Government geological reports were examined to provide geological information. Report numbers 3912 and 4098 which were produced at a 1: 50,000 scale, provided the most pertinent information for the area.

All geological maps pertaining to the area were examined closely as to mineral occurrences. The focus of the investigation was to gather data pertaining to base metal and precious metal potential. There are several geochemically anomalous areas outlined on the geological maps which are mainly anomalous in tungsten.

Several gold location sites are shown on the geological map for report 3912, but were not referenced in the accompanying text for the report. There is however, one gold showing referenced on the Mineral Occurrence map for Mongolia. This is showing #334, occurring in the northwest corner of the property and is described as a granitoid related gold occurrence.

Several placer gold occurrences are found just off the northeast corner of the property. Another placer gold occurrence is found at the southwest corner of the property, and is referred to as occurrence # 343.

The base metal potential for the property is unknown at this point as there are no known occurrences for copper, silver, lead, or zinc. Although numerous samples have been taken during previous surveys, no values approaching economic grade have been obtained.


page 2.

At the southeast corner of the property are found a grouping of tungsten veins which have seen detailed exploration in the past consisting of trenching and diamond drilling. This property is referenced as #349.

A field investigation of the undocumented gold occurrence at the northwest corner of the property, the placer areas at the northeast and southwest corners of the property, and examination of the tungsten vein area located in the southeast portions of the property are recommended.


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